Exhibit 99.1

The ONE Group Reports Fourth Quarter 2023 and Full Year 2023 Financial Results

Grows Revenue and Adjusted EBITDA in the Quarter

Opens Four Restaurants in the Quarter; Introduces 2024 Targets and Authorizes Additional Share Repurchase

Denver, CO – (BUSINESS WIRE) – March 14, 2024 – The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the fourth quarter and full year ended December 31, 2023.

Highlights for the fourth quarter compared to the same quarter in 2022 are as follows:

●	Total GAAP revenues increased 1.8% to $89.9 million from $88.3 million;
●	Comparable sales* decreased 4.3% compared to 2022 and increased 40.1% compared to 2019;
●	GAAP net income attributable to The ONE Group was $4.6 million, or $0.15 per share ($0.17 adjusted net income per share) ****, compared to GAAP net income of $5.1 million, or $0.15 per share ($0.19 adjusted net income per share) ****
●	Restaurant Operating Profit*** increased 3.8% to $16.5 million from $15.9 million; and
●	Adjusted EBITDA** increased 11.3% to $14.5 million from $13.0 million.

Highlights for the full year 2023 compared to 2022 are as follows:

●	Total GAAP revenues increased 5.1% to $332.8 million from $316.6 million;
●	Consolidated comparable sales* decreased 2.7% and increased 43.8% compared to 2019;
●	GAAP net income attributable to The ONE Group was $4.7 million, or $0.15 per share ($0.24 adjusted net income per share)****, compared to GAAP net income of $13.5 million, or $0.40 per share ($0.55 adjusted net income per share)****
●	Restaurant Operating Profit*** decreased slightly to $50.4 million compared to $50.8 million;
●	Adjusted EBITDA** was $40.1 million compared to $41.3 million.

“We are pleased with our fourth quarter results, especially our focus to improve restaurant-level margins and leverage our G&A. During the fourth quarter, we increased restaurant operating profit by 40 basis points to 19.3% of Company-owned restaurant net revenues, reduced G&A by 80 basis points to 8.8% of revenue and grew adjusted EBITDA by 11.3%. As we continue our expansion, we should benefit from greater leverage through the best practices and operating efficiencies we have put in place across our organization,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

Hilario continued, “2023 marked a year of robust unit development. We added four new restaurants during the fourth quarter. Importantly, these locations and restaurant locations we opened earlier this year are performing well, bolstering our confidence in the long-term EBITDA and earnings power of our pipeline. In 2024, we plan to open six to eight new restaurants, including one or two managed and licensed restaurants. Earlier today, we opened an STK in Washington DC at the Marriott Grand Marquis and currently have three Company-owned restaurants under construction. Our strong reception in new geographies gives us line of sight towards our total addressable market of 400 venues consisting of 200 STKs globally and 200 Kona Grills domestically.”

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-months. This measure includes total revenue from our owned and managed locations. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions.

**We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses including incremental costs related to COVID-19, stock-based compensation and certain transactional costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted EBITDA in this release.

***We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses. Restaurant Operating Profit has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Operating income to Restaurant Operating Profit in this release.

****We define Adjusted Net Income as net income before COVID-19 costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments. Adjusted Net Income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted Net Income in this release.

Fourth Quarter 2023 Financial Results

Total GAAP revenues increased $1.6 million, or 1.8%, to $89.9 million in the fourth quarter of 2023 from $88.3 million in the fourth quarter of 2022.

Total owned restaurant net revenues increased $1.3 million, or 1.5%, to $85.2 million in the fourth quarter of 2023 from $83.9 million in the fourth quarter of 2022. The increase was primarily attributable to the six Company owned venues opened in 2023.

Consolidated comparable sales* decreased 4.3% compared to the fourth quarter of 2022. STK same store sales decreased 4.6% while Kona Grill same store sales decreased 3.9%. Compared to 2019, our pre-pandemic base year, same store sales for the fourth quarter of 2023 increased 40.1% compared to the fourth quarter of 2019; STK same store sales increased 55.4%, including a 41.3% increase in traffic, while Kona Grill same store sales increased 22.7%.

Management, license and incentive fee revenues increased $0.3 million, or 7.6%, to $4.8 million in the fourth quarter of 2023 from $4.4 million in the fourth quarter of 2022. The increase was primarily driven by increased revenue and profit at our North American managed and license properties and STK Stratford.

Restaurant Operating Profit*** increased $0.6 million or 3.8% to $16.5 million in the fourth quarter of 2023 from $15.9 million in the fourth quarter of 2022. As a percentage of Company-owned restaurant net revenues, operating profit margin increased 40 basis points to 19.3% in the fourth quarter of 2023 from 18.9% in the fourth quarter of 2022. The increase was related to price increases and operational cost reduction initiatives partially offset by increased commodity prices and labor inflation.

General and administrative costs decreased $0.5 million, or 6.5%, to $7.9 million in the fourth quarter of 2023 from $8.5 million in the fourth quarter of 2022. The decrease was attributable to decreases in travel and incentive-based performance compensation expenses. As a percentage of revenues, general and administrative costs were 8.8% compared to 9.6%.

Pre-opening expenses were $2.9 million in the fourth quarter of 2023 compared to $1.7 million in the fourth quarter of 2022. The increase was related to payroll, training, and non-cash pre-open rent for STK Charlotte, Kona Grill Phoenix, STK Boston and STK Salt Lake City, all of which opened in the fourth quarter, and for STK and Kona Grill restaurants currently under development.

GAAP net income attributable to The ONE Group Hospitality, Inc. in the fourth quarter of 2023 was $4.6 million, or $0.15 per share, compared to GAAP net income of $5.1 million, or $0.15 per share, in the fourth quarter of 2022.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. in the fourth quarter of 2023 was $5.3 million, or $0.17 per share, compared to Adjusted Net Income of $6.5 million, or $0.19 per share, in the fourth quarter of 2022.

Adjusted EBITDA** increased $1.5 million, or 11.3%, to $14.5 million in the fourth quarter of 2023 from $13.0 million in the fourth quarter of 2022.

Full Year 2023 Financial Results

Total GAAP revenues increased $16.1 million, or 5.1%, to $332.8 million in 2023 from $316.6 million in 2022.

Total owned restaurant net revenues increased $16.5 million, or 5.5%, to $317.4 million in 2023 from $300.9 million for 2022. The increase was primarily attributable to a full year of sales for two STK restaurants that opened in the second half of 2022, the opening of three STK restaurants in the fourth quarter of 2023 and the opening of three Kona Grill restaurants during 2023.

Consolidated comparable sales* decreased 2.7% compared to 2022. STK same store sales decreased 3.0% while Kona Grill same store sales decreased 2.2%. Compared to 2019, the pre-pandemic base year, consolidated comparable sales increased 43.8%; STK same store sales increased 64.1%, including a 39.1% increase in traffic, while Kona Grill same store sales increased 23.6%.

Management, license and incentive fee revenues decreased $0.4 million, or 2.4%, to $15.4 million in 2023 compared to $15.8 million in 2022. The decrease was primarily attributable to the non-renewal of the management agreement for Radio at the ME London hotel.

Restaurant Operating Profit*** decreased to $50.4 million and represented 15.9% of Company-owned restaurant net revenues in 2023 compared to $50.8 million and 16.9% of Company-owned restaurant net revenues in 2022. The decrease was primarily due to consolidated higher average wage and operating costs which were subject to inflationary pressures during 2023 that affected the restaurant industry.

STK Restaurant operating profit was $38.5 million and represented 20.9% of Company-owned STK restaurant net revenues compared to 21.5% in 2022. Kona Grill operating profit was $12.3 million and represented 9.3% of Company-owned Kona Grill restaurant net revenues compared to 10.8% in 2022.

GAAP net income attributable to The ONE Group Hospitality, Inc. was $4.7 million in 2023, or $0.15 per share, compared to $13.5 million, or $0.40 per share in 2022.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. was $7.8 million in 2023, or $0.24 per share, compared to $18.7 million, or $0.55 per share in 2022.

Adjusted EBITDA** decreased $1.2 million, or 2.9%, to $40.1 million in 2023 from $41.3 million in 2022.

Restaurant Development – STK and Kona Grill Restaurants

The Company opened six new restaurants in 2023:

●	Owned STK restaurant in Charlotte, North Carolina
●	Owned STK restaurant in Boston, Massachusetts
●	Owned STK restaurant in Salt Lake City, Utah
●	Owned Kona Grill restaurant in Columbus, Ohio
●	Owned Kona Grill restaurant in Riverton, Utah
●	Owned Kona Grill restaurant in Phoenix, Arizona

The Company intends to add six to eight new restaurants in 2024, inclusive of one owned STK restaurant in Washington, DC that opened in March 2024.

There are currently three restaurants under construction in the following cities:

●	Owned STK restaurant in Aventura, Florida
●	Owned Kona Grill restaurant in Tigard, Oregon
●	Owned Salt Water Social restaurant in Denver, Colorado

Share Repurchase Program

On September 7, 2022, the Company commenced a share repurchase program for up to $10 million of its outstanding common stock, and subsequently increased authorized repurchases by $5 million. During the years ended December 31, 2023 and 2022, the Company purchased 1.2 million and 1.1 million shares for aggregate consideration of $7.9 million and $7.1 million, respectively. As of December 31, 2023, the Company repurchased 2.3 million shares for $15.0 million under the program. The Company’s board has authorized an additional $5 million to this program.

2024 Targets

The Company is providing the following targets for 2024:

Financial Results and Other Select Data	2024 Guidance
Total GAAP revenues	$360M to $380M
Managed, license and incentive fee revenues	$15M to $16M
Total owned operating expenses as a percentage of owned restaurant net revenue	Approximately 83.0%
Total G&A excluding stock-based compensation	Approximately $30M
Consolidated Adjusted EBITDA	Approximately $45M
Restaurant pre-opening expenses	$4M to $5M
Operating income	$13M to $15M
Effective income tax rate	5% to 10%
Total capital expenditures, net of allowances received by landlords	$30M to $35M
Number of new system-wide venues	Six to Eight

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 412-542-4186. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 10186635. The replay will be available until Tuesday, March 26, 2024.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is an international restaurant company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with 28 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.
●	Kona Grill, a polished casual, bar-centric grill concept with 27 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 8 venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including with respect to restaurant openings and 2024 financial targets. Forward-looking statements may be identified by the use of words such as “target,” “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (4) changes in applicable laws or regulations; (5) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Seth Grugle

(646) 277-1272

seth.grugle@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except earnings per share and related share information)

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Revenues:	(unaudited)	(unaudited)
Owned restaurant net revenue	$85,165	$83,874	$317,366	$300,859
Management, license and incentive fee revenue	4,772	4,437	15,403	15,779
Total revenues	89,937	88,311	332,769	316,638
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	19,426	20,134	75,727	75,365
Owned restaurant operating expenses	49,266	47,870	191,250	174,689
Total owned operating expenses	68,692	68,004	266,977	250,054
General and administrative (including stock-based compensation of $1,234, $1,195, $5,032 and $3,985 for the quarters and years ended December 31, 2023 and 2022, respectively)	7,947	8,495	30,751	29,081
Depreciation and amortization	4,770	3,562	15,664	12,134
Pre-opening expenses	2,850	1,687	8,855	5,519
Transaction costs	207	72	207	123
Lease termination expenses	—	2	—	257
COVID-19 related expenses	—	—	—	2,534
Other expenses	543	630	1,021	630
Total costs and expenses	85,009	82,452	323,475	300,332
Operating income	4,928	5,859	9,294	16,306
Other expenses, net
Interest expense, net of interest income	1,927	726	7,028	2,113
Total other expenses, net	1,927	726	7,028	2,113
Income before provision for income taxes	3,001	5,133	2,266	14,193
(Benefit) provision for income taxes	(1,533)	153	(1,760)	874
Net income	4,534	4,980	4,026	13,319
Less: net loss attributable to noncontrolling interest	(109)	(98)	(692)	(215)
Net income attributable to The ONE Group Hospitality, Inc.	$4,643	$5,078	$4,718	$13,534
Currency translation gain (loss)	68	124	(61)	(224)
Comprehensive income attributable to The One Group Hospitality, Inc.	$4,711	$5,202	$4,657	$13,310

Net income attributable to The ONE Group Hospitality, Inc. per share:
Basic net income per share	$0.15	$0.16	$0.15	$0.42
Diluted net income per share	$0.15	$0.15	$0.15	$0.40

Shares used in computing basic income per share	31,249,833	32,114,857	31,556,437	32,400,515
Shares used in computing diluted income per share	31,689,332	33,195,525	32,287,864	33,871,797

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Revenues:
Owned restaurant net revenue	94.7%	95.0%	95.4%	95.0%
Management, license and incentive fee revenue	5.3%	5.0%	4.6%	5.0%
Total revenues	100.0%	100.0%	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	22.8%	24.0%	23.9%	25.0%
Owned restaurant operating expenses (1)	57.8%	57.1%	60.3%	58.1%
Total owned operating expenses (1)	80.7%	81.1%	84.1%	83.1%
General and administrative (including stock-based compensation of 1.4%, 1.4%, 1.5% and 1.3% for the quarters and years ended December 31, 2023 and 2022, respectively)	8.8%	9.6%	9.2%	9.2%
Depreciation and amortization	5.3%	4.0%	4.7%	3.8%
Pre-opening expenses	3.2%	1.9%	2.7%	1.7%
Transaction costs	0.2%	0.1%	0.1%	0.0%
Lease termination expenses	—%	0.0%	—%	0.1%
COVID-19 related expenses	—%	—%	—%	0.8%
Other expenses	0.6%	0.7%	0.3%	0.2%
Total costs and expenses	94.5%	93.4%	97.2%	94.9%
Operating income	5.5%	6.6%	2.8%	5.1%
Other expenses, net
Interest expense, net of interest income	2.1%	0.8%	2.1%	0.7%
Total other expenses, net	2.1%	0.8%	2.1%	0.7%
Income before provision for income taxes	3.3%	5.8%	0.7%	4.5%
(Benefit) provision for income taxes	(1.7)%	0.2%	(0.5)%	0.3%
Net income	5.0%	5.6%	1.2%	4.2%
Less: net loss attributable to noncontrolling interest	(0.1)%	(0.1)%	(0.2)%	(0.1)%
Net income attributable to The ONE Group Hospitality, Inc.	5.2%	5.8%	1.4%	4.3%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$21,047	$55,121
Accounts receivable	17,264	15,220
Inventory	6,184	5,728
Other current assets	1,809	2,091
Due from related parties	376	376
Total current assets	46,680	78,536

Property and equipment, net	139,908	94,087
Operating lease right-of-use assets	95,075	85,161
Deferred tax assets, net	14,757	12,323
Intangibles, net	15,306	15,290
Other assets	4,636	4,774
Security deposits	883	853
Total assets	$317,245	$291,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,089	$13,055
Accrued expenses	28,333	22,409
Deferred gift card revenue and other	2,077	2,115
Current portion of operating lease liabilities	6,897	6,336
Current portion of long-term debt	1,500	1,500
Other current liabilities	266	256
Total current liabilities	58,162	45,671

Operating lease liabilities, net of current portion	120,481	105,247
Long-term debt, net of current portion	70,410	70,544
Other long-term liabilities	832	972
Total liabilities	249,885	222,434

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 33,560,428 issued and 31,283,975 outstanding at December 31, 2023 and 32,829,995 shares issued and 31,735,423 outstanding at December 31, 2022	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Treasury stock, 2,276,453 and 1,094,572 shares at cost at December 31, 2023 and December 31, 2022, respectively	(15,051)	(7,169)
Additional paid-in capital	58,270	55,583
Retained earnings	28,884	24,166
Accumulated other comprehensive loss	(2,930)	(2,869)
Total stockholders’ equity	69,176	69,714
Noncontrolling interests	(1,816)	(1,124)
Total equity	67,360	68,590
Total liabilities and equity	$317,245	$291,024

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, Adjusted EBITDA, Restaurant Operating Profit and Adjusted Net Income (Loss).

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$85,165	$83,874	$317,366	$300,859
Management, license and incentive fee revenue	4,772	4,437	15,403	15,779
GAAP revenues	$89,937	$88,311	$332,769	$316,638

Food and beverage sales from managed units (1)	29,805	34,985	119,024	125,904

Total food and beverage sales at owned and managed units	$114,970	$118,859	$436,390	$426,763

(1)	Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly and annual Same Store Sales measure for 2022 and 2023:

	2022 vs. 2021					2023 vs. 2022
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
US STK Owned Restaurants	57.1%	17.8%	4.0%	0.2%	15.7%	1.0%	(10.1)%	(7.8)%	(6.5)%	(6.0)%
US STK Managed Restaurants	103.6%	26.6%	2.1%	(0.8)%	21.9%	15.4%	2.5%	0.7%	0.7%	4.9%
US STK Total Restaurants	66.7%	19.8%	3.5%	0.0%	17.1%	5.3%	(6.8)%	(5.5)%	(4.6)%	(3.0)%
Kona Grill Total Restaurants	21.9%	3.7%	(3.6)%	(7.6)%	2.5%	(4.3)%	(1.5)%	1.1%	(3.9)%	(2.2)%
Combined Same Store Sales	45.1%	12.8%	0.5%	(3.1)%	10.8%	1.6%	(4.7)%	(3.0)%	(4.3)%	(2.7)%

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation, COVID-19 related expense and certain transactional costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Net income attributable to The ONE Group Hospitality, Inc.	$4,643	$5,078	$4,718	$13,534
Net loss attributable to noncontrolling interest	(109)	(98)	(692)	(215)
Net income	4,534	4,980	4,026	13,319
Interest expense, net of interest income	1,927	726	7,028	2,113
(Benefit) provision for income taxes	(1,533)	153	(1,760)	874
Depreciation and amortization	4,770	3,562	15,664	12,134
EBITDA	9,698	9,421	24,958	28,440
Pre-opening expenses	2,850	1,687	8,855	5,519
Stock-based compensation	1,234	1,195	5,032	3,985
Transaction costs	207	72	207	123
COVID-19 related expenses	—	—	—	2,534
Lease termination expense (1)	—	2	—	257
Non-cash rent (2)	(61)	(4)	(340)	(164)
Other expenses	543	630	1,021	630
Adjusted EBITDA	14,471	13,003	39,733	41,324
Adjusted EBITDA attributable to noncontrolling interest	(13)	(5)	(339)	72
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$14,484	$13,008	$40,072	$41,252

(1)	Lease termination expense are costs associated with closed, abandoned and disputed locations or leases.
(2)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive income.

Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses.

We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance, and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to our competitors. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period, to analyze the factors and trends affecting our business and to evaluate the performance of our restaurants.

The following table presents a reconciliation of Operating income to Restaurant Operating Profit for the period indicated (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Operating income as reported	$4,928	$5,859	$9,294	$16,306
Management, license and incentive fee revenue	(4,772)	(4,437)	(15,403)	(15,779)
General and administrative	7,947	8,495	30,751	29,081
Depreciation and amortization	4,770	3,562	15,664	12,134
COVID-19 related expenses	—	—	—	2,534
Pre-opening expenses	2,850	1,687	8,855	5,519
Lease termination expense	—	2	—	257
Transaction costs	207	72	207	123
Other expenses	543	630	1,021	630
Restaurant Operating Profit	$16,473	$15,870	$50,389	$50,805
Restaurant Operating Profit as a percentage of owned restaurant net revenue	19.3%	18.9%	15.9%	16.9%

Restaurant Operating Profit by brand is as follows (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
STK restaurant operating profit (Company owned)	$12,547	$11,740	$38,531	$37,259
STK restaurant operating profit (Company owned) as a percentage of STK revenue (Company owned)	24.5%	22.6%	20.9%	21.5%
Kona Grill restaurant operating profit	$4,117	$4,151	$12,305	$13,695
Kona Grill restaurant operating profit as a percentage of Kona Grill revenue	12.2%	13.1%	9.3%	10.8%

Adjusted Net Income. We define Adjusted Net Income as net income before COVID-19 costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments.

We believe that Adjusted Net Income is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain one-time expenses that are not reflective of the underlying business performance. Adjusted Net Income is included in this press release because it is a key metric used by management, and we believe that it provides useful information facilitating performance comparisons from period to period. Adjusted Net Income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Net income attributable to The One Group Hospitality, Inc. as reported	$4,643	$5,078	$4,718	$13,534
Adjustments
COVID-19 related expenses	—	—	—	2,793
Non-recurring and non-cash pre-opening expenses(1)	—	202	2,093	2,147
Non-recurring legal and professional fees	—	—	—	617
Transaction expenses	207	72	207	123
Other expenses	543	630	1,021	630
Adjusted net income before income taxes	5,393	5,982	8,039	19,844
Income tax effect on adjustments(2)	(120)	470	(249)	(1,105)
Adjusted net income attributable to The One Group Hospitality, Inc.	$5,273	$6,452	$7,790	$18,739

Adjusted net income per share: Basic	$0.17	$0.20	$0.25	$0.58
Adjusted net income per share: Diluted	$0.17	$0.19	$0.24	$0.55

Shares used in computing basic income per share	31,249,833	32,114,857	31,556,437	32,400,515
Shares used in computing diluted income per share	31,689,332	33,195,525	32,287,864	33,871,797

(1)	Non-recurring and Non-cash Pre-opening Expenses relate to non-recurring travel expenses for our training teams and new venue employees training at other locations and non-cash rent expensed during the pre-opening period.
(2)	Reflects the tax expense associated with the adjustments for the three and twelve months ended December 31, 2023, and December 31, 2022. The Company uses its statutory tax rate for the current year and for the previous year.